Exhibit 4.3

FOURTH SUPPLEMENTAL INDENTURE, dated as of December 31, 2017 (the “Fourth Supplemental Indenture”), between ARCONIC INC. (f/k/a Alcoa Inc.), a Pennsylvania corporation (the “Company”), ARCONIC INC., a Delaware corporation (“New Arconic”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as successor trustee (herein called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee are parties to an Indenture dated as of September 30, 1993 (the “Base Indenture” and as supplemented by the First Supplemental Indenture dated as of January 25, 2007 and the Second Supplemental Indenture dated as of July 15, 2008, the “Indenture”), relating to the issuance from time to time by the Company of its Securities. Capitalized terms used herein, not otherwise defined, shall have the same meanings given them in the Indenture.

Section 901(1) of the Base Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee, without the consent of any Holders, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Securities.

In connection with that certain Agreement and Plan of Merger, dated as of October 12, 2017, by and among the Company and New Arconic, a direct wholly owned subsidiary of the Company, pursuant to which, concurrently with the execution of this Fourth Supplemental Indenture, the Company is being merged with and into New Arconic, with New Arconic being the surviving corporation in such merger (the “Merger”), the Company has requested the Trustee to join with it in the execution and delivery of this Fourth Supplemental Indenture in order to evidence the succession of New Arconic to the Company and the assumption by New Arconic of the covenants of the Company in the Indenture and in the Securities.

The Company has determined that this Fourth Supplemental Indenture complies with said Section 901 and does not require the consent of any Holders.

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of Securities by the Holders thereof, it is mutually agreed, for the equal and ratable benefit of all Holders of Securities, as follows:

I.       ASSUMPTION

A. Effective as of the effective time of the Merger (the “Effective Time”), New Arconic hereby assumes the due and punctual payment of the principal of (and premium, if any) and interest (including all amounts, if any, payable pursuant to Section 1004 of the Base Indenture) on all the Securities and performance of every covenant of the Indenture on the part of the Company to be performed or observed.

B. New Arconic represents and warrants that it is a corporation organized and validly existing under the laws of Delaware.

C. From and after the Effective Time, New Arconic shall succeed to and be substituted for and may exercise every right and power of the Company under the Indenture with the same effect as if New Arconic had been named as the Company therein.

II.       GENERAL PROVISIONS

A. The recitals contained herein shall be taken as the statements of the Company and New Arconic, and the Trustee assumes no responsibility for the correctness of same. The Trustee makes no representation as to the validity of this Fourth Supplemental Indenture. The Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

B. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

C. The Company hereby certifies that this Fourth Supplemental Indenture conforms to the current requirements of the Trust indenture Act.

D. This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

E. Henceforth, all references in the Indenture and the Securities to the “Company” shall be deemed to be references to new Arconic. The Indenture is otherwise ratified in full.

[Signature Pages Follow]

ARCONIC INC., a Pennsylvania corporation

By:	/s/ Peter Hong
Name:	Peter Hong
Title:	Vice President and Treasurer

ARCONIC INC., a Delaware corporation

By:	/s/ Peter Hong
Name:	Peter Hong
Title:	Vice President and Treasurer

[Fourth Supplemental Indenture (Arconic Bonds)]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Karen Yu
Name:	Karen Yu
Title:	Vice President

[Fourth Supplemental Indenture (Arconic Bonds)]